Press Release

Safehold Closes $275 Million Manhattan Ground Lease at 195 Broadway

NEW YORK, November 7, 2019

Safehold Inc. (NYSE: SAFE) has closed on the previously announced Safehold™ ground lease under 195 Broadway in New York City for $275 million. The newly created ground lease helped a large institutional customer efficiently capitalize the purchase of this iconic building.

"The closing of 195 Broadway highlights the growing momentum of our modern ground lease solution, delivering superior capital to owners, operators and developers of high-quality assets," said Marcos Alvarado, President and Chief Investment Officer.



Photo: 195 Broadway

195 Broadway is located a block from the World Trade Center Campus, adjacent to St. Paul's Chapel of Trinity Church and encompasses 1.0 million square feet of office space with approximately 22,000 additional square feet of retail.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Customer Contact:

Tim Doherty
Executive Vice President
Co-Head of Investments
T: 212.930.9433
E: tdoherty@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@safeholdinc.com